Exhibit 4.6

Dated the 28th day of June 2002

BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED

SHARE OPTION SCHEME
Adopted on 28 June 2002

Certified by :

/s/ Wu Xiao An

Wu Xiao An
Director

AMENDMENT TO BYE-LAWS OF BRILLIANCE CHINA
AGREEMENT, DATED DECEMBER 1,2002
JOINT VENTURE CONTRACT DATED MARCH 27,2003
AGREEMENT DATED APRIL 28, 2003
CAPITAL INCREASE AGREEMENT
AMENDED JOINT VENTURE AGREEMENT
SHARE OPTION SCHEME OF BRILLIANCE CHINA
STATEMENTS EXPLAINING HOW RATIOS CALCULATED
LIST OF SIGNIFICANT SUBSIDIARIES
SECTION 906 CERTIFICATION FROM CEO
SECTION 906 CERTIFICATION FROM CEO
AMENDMENT TO ARTICLES OF ASSOCIATION

CONTENT

i

BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED
SHARE OPTION SCHEME

1. DEFINITIONS

1.01	In this Scheme the following expressions have the following meanings.

"Adoption Date”	means 28 June 2002, the date on which the Scheme is conditionally adopted by the Company at a general meeting of the Shareholders;

"Associates”	has the meaning ascribed thereto in Rule 1.01 of the Listing Rules;

"Auditors” "Board”	means the auditors for the time being of the Company; means the board of directors of the Company or a duly authorised committee thereof;

"Business Day”	means a day (other than Saturday and days on which a tropical cyclone warning No.8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are open in Hong Kong for general banking business;

“Companies Act”	means the Companies Act 1981 of Bermuda (as amended);

“Company”	means Brilliance China Automotive Holdings Limited , an exempted company incorporated in Bermuda with limited liability;

“Connected Person”	has the meaning ascribed thereto in the Listing Rules;

"Eligible Employees”	means any employee of or any person to whom any offer of employment has been made (whether full time or part time employee, including any executive directors but not any non-executive director) by the Company, its Subsidiaries and any Invested Entity;

"Exchanges”	means The New York Stock Exchange, Inc and The Stock Exchange of Hong Kong Limited;

"Grantee”	means any Participant who accepts the offer of the grant of any Option in accordance with the terms of the Scheme or (where the context so permits) a person entitled to any such Option in consequence of the death of the original Grantee;

"Group”	means the Company and its Subsidiaries from time to time;

“HKSE”	means The Stock Exchange of Hong Kong Limited;

"Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Invested Entity”	means any entity in which the Group holds any equity interest;

“Listing Rules”	means the Rules Governing the Listing of Securities on the HKSE (as amended from time to time);

“Offer Date”	means the date on which the Board passes a resolution approving the making of a grant of an Option to a Participant;

“Option”	means an option to subscribe for Shares granted pursuant to the Scheme;

“Option Period”	in respect of any particular Option, such period as the Board may in its absolute discretion determine, save that such period shall not be more than ten (10) years from the date of grant of the Option and that the Board may at its discretion determine the minimum period for which the Option has to be held before the exercise of the subscription right attaching thereto;

“Participant”	means any person belonging to any of the following classes of participants :

(aa) any Eligible Employee;

(bb) any non-executive director (including independent non-executive directors) of the Company, any of its Subsidiaries or any Invested Entity;

(cc) any supplier of goods or services to any member of the Group or any Invested Entity;

(dd) any customer of the Group or any Invested Entity;

(ee) any person or entity acing in their capacities as advisers or consultants that provides research, development or other technological support to the Group or any Invested Entity; and

(ff)   any shareholder of any member of the Group or any Invested Entity or any holder of any securities issued by any member of the Group or any Invested Entity determined by the directors of the Company as having contributed or may contribute to the development and growth of the Group and any Invested Entity.

“Scheme”	means this share option scheme in its present or any amended form;

"Shares”	means shares of US$0.01 each (or of such other nominal amount as shall result from a sub-division, consolidation, re-classification or re-construction of such shares from time to time) in the share capital of the Company;

“Shareholders”	means the holders of Shares;

“Subscription Price”	means the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option as described in Clause 5;

“trading day”	means a day on which the HKSE is open for the trading of securities;

“HK$”	Hong Kong dollars; and

“US$”	United States dollars.

1.02	In this Scheme, save as where the context otherwise requires :

(a)	clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme;

(b)	references herein to Clauses are to clauses of this Scheme;

(c)	references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

(d)	expressions in singular shall include the plural and vice versa;

(e)	expressions in any gender shall include other genders;

(f)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises, branches and entities of any other kind; and

(g)	references to “date of grant” shall be construed as the Offer Date.

2. CONDITIONS

2.01	This Scheme shall take effect subject to the passing of the resolution of Shareholders of the Company to adopt the Scheme and is conditional upon :

(a)	the listing committee of the HKSE granting approval of listing of, and permission to deal in, the Shares to be allotted and issued pursuant to the exercise of the subscription rights attaching to the Options under this Scheme; and

(b)	if applicable, the Bermuda Monetary Authority granting approval of this Scheme and the subsequent granting of Options under this Scheme and the issue and allotment of Shares upon the exercise of the subscription rights attaching to the Options.

2.02	If the above conditions are not satisfied on or before 31 July 2002, the Scheme shall forthwith determine and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of the Scheme.

2.03	Reference in Clause 2.01 to the HKSE formally granting the approvals, listing and permission referred to therein shall include any such approvals, listing and permission which are granted subject to conditions.

2.04	A certificate of the Board to the effect that the conditions set out in Clause 2.01 have been satisfied and the date on which such conditions were satisfied or that any such condition has not been satisfied as of any particular date shall be conclusive evidence of the matters certified.

3. PURPOSE, DURATION AND ADMINISTRATION

3.01	The purpose of this Scheme is to provide incentives or rewards to Participants thereunder for their contribution to the Group and / or to enable the Group to recruit and retain high-calibre employees and attract human resources that are valuable to the Group and any Invested Entity.

3.02	Subject to Clause 13, the Scheme shall be valid and effective for a period of ten (10) years commencing on the date on which the condition set out in Clause 2.01 is satisfied, after which period no further Options will be granted but the provisions of this Scheme shall remain in full force and effect in all other respects. Options complying with the provisions of the Listing Rules which are granted during the duration of this Scheme and remain unexercised immediately prior to the end of the ten-year period shall continue to be exercisable in accordance with their terms of grant within the Option Period for which such Option are granted, notwithstanding the expiry of this Scheme.

3.03	The Scheme shall be subject to the administration of the Board (including the independent non-executive directors) whose decision (save as otherwise provided herein) shall be final and binding on all parties.

4. GRANT OF OPTIONS

4.01	On and subject to the terms of the Scheme, the Board shall be entitled at any time and from time to time within ten (10) years after the Adoption Date to offer to grant to any Participant as the Board may in its absolute discretion select, and subject to such conditions as the Board may think fit, an Option to subscribe for such number of Shares as the Board may determine at the Subscription Price. For the purposes of the Scheme, Options may be granted to any company wholly owned by one or more persons belonging to any of the Participants or any discretionary object of a Participant which is a discretionary trust. For the avoidance of doubt, the grant of any Options by the Company for the subscription of Shares or other securities of the Group to any person who falls within any of the classes of Participants shall not, by itself, unless the Directors otherwise determine, be construed as a grant of Options under this Scheme. The basis of eligibility of any of the above class of participants to the grant of any options shall be determined by the Directors from time to time on the basis of their contribution to the development and growth of the Group and any Invested Entity.

4.02	No offer of grant of Options shall be made after a price sensitive development has occurred or a price sensitive matter has been the subject of a decision until such price sensitive information has been published in the newspapers. In particular, during the period of one month immediately preceding the earlier of (i) the date of the board meeting (as such is first notified to the HKSE in accordance with the terms of the listing agreement) for approval of the interim or annual results; and (ii) the deadline for publishing the interim or annual results of the Company under the listing agreement with the HKSE, and ending on the date of the announcement of the results, no Option should be granted. The Board may not grant any Option to a Participant who is a Director during the periods or times in which Directors are prohibited from dealing in shares pursuant to the Model Code for Securities Transactions by Directors of Listed Companies prescribed by the Listing Rules or any corresponding code or securities dealing restrictions adopted by the Company.

4.03	An offer of the grant of an Option shall be made to a Participant by letter in such form as the Board may from time to time determine requiring the Participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the

Scheme and shall remain open for acceptance by the Participant concerned for a period of twenty-eight (28) days from the date upon which it is made provided that no such offer shall be open for acceptance after the tenth anniversary of the Adoption Date or after this Scheme has been terminated.

4.04	An Option shall be deemed to have been granted and to have taken effect (with retrospective effect from the Offer Date) when the duplicate letter comprising acceptance of the Option duly signed by the Grantee with the number of Shares in respect of which the offer of grant is accepted clearly stated therein, together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company. Such remittance shall in no circumstances be refundable.

4.05	Any offer of the grant of an Option may be accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of such number of Shares as represents a board lot for the time being for the purposes of trading on the Exchanges or an integral multiple thereof. To the extent that the offer of the grant of an Option is not accepted within twenty-eight (28) days from the date upon which it is made in the manner indicated in Clause 4.04, it will be deemed to have been irrevocably declined and automatically lapsed.

4.06	Each grant of Options to a director, chief executive (other than a proposed director or a proposed chief executive of the Company) or substantial shareholder of the Company, or any of their respective Associates, under the Scheme or any other share option scheme of the Company or any of its subsidiaries shall comply with the requirements of Rule 17.04 of the Listing Rules and shall be subject to approval by the independent non-executive directors of the Company (excluding any independent non-executive director who is a Grantee of the Options).

4.07	In case of any change in the terms of Options granted to a substantial shareholder or an independent non-executive director of the Company, or any of their respective Associates; or where any grant of Options to a substantial shareholder or an independent non-executive director of the Company, or any of their respective Associates, would result in the Shares issued and to be issued upon exercise of all Options already granted and to be granted (including Options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant:

(a)	representing in aggregate over 0.1% of the relevant class of Shares in issue; and

(b)	having an aggregate value, based on the closing price of the Shares at the date of each grant, in excess of HK$5,000,000,

such further grant of Options must be approved by the Shareholders. The Company shall send a circular to all Shareholders in connection thereto. All Connected Persons of the Company must abstain from voting at such general meeting, except that any Connected Person may vote against the relevant resolution at the general meeting provided that his intention to do so has been stated in the circular. Any vote taken at the meeting to approve the grant of such Options must be taken on a poll.

4.08	The circular referred to in Clause 4.07 shall contain:

(a)	details of the number and terms (including the Option Period, performance targets (if any), basis of determination of exercise price and the rights attached to the Shares or the Option) of the Options to be granted to each such substantial shareholder or independent non-executive director of the Company, or any of their respective

Associates, which must be fixed before the Shareholders’ meeting and the date of board meeting for proposing such further grant should be taken as the date of grant for the purpose of calculating the Subscription Price;

(b)	a recommendation from the independent non-executive directors of the Company (excluding any independent non-executive director who is a Grantee of the Options) to the independent Shareholders as to voting; and

(c)	the information required under rules 17.02(2)(c) and (d) of the Listing Rules and the disclaimer required under rule 17.02(4) of the Listing Rules.

5. SUBSCRIPTION PRICE

The Subscription Price in respect of any particular Option shall be such price as determined by the Board in its absolute discretion at the time of the grant of the relevant Option (and shall be stated in the letter containing the offer of the grant of the Option) but in any case the Subscription Price shall not be lower than the higher of (i) the closing price of the Shares as stated in the HKSE’s daily quotation sheet on the date of grant, which must be a trading day; and (ii) the average closing price of the Shares as stated in the HKSE’s daily quotations sheets for the five (5) trading days immediately preceding the date of grant; and (iii) the nominal value of a Share. Without prejudice to the generality of the foregoing, the Board may grant Options in respect of which the Subscription Price is fixed at different prices for different periods during the Option Period provided that the subscription price for Shares for each of the different period shall not be less than the subscription price determined in the manner set out in this Clause 5.

6. EXERCISE OF OPTIONS

6.01	An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option or part thereof granted to such Grantee.

6.02	An Option may be exercised in whole or in part in the manner as set out in Clauses 6.03 and 6.04 by the Grantee (or, as the case may be, his or her legal personal representative(s)) giving notice in writing to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Subscription Price for the Shares in respect of which the notice is given. Within twenty-eight (28) days after receipt of the notice and the remittance and, where appropriate, receipt of the certificate of the Company’s independent financial adviser or Auditors pursuant to Clause 9, the Company shall allot the relevant Shares to the Grantee (or his or her legal personal representative(s)) credited as fully paid and issue to the Grantee (or his or her legal personal representative(s)) a share certificate in respect of the Shares so allotted.

6.03	Subject as hereinafter provided in this Scheme, the Option may be exercised by the Grantee (or his or her legal personal representatives) at any time during the Option Period provided that:-

(a)	in the event of the Grantee ceasing to be an Eligible Employee for any reason other than his or her death or the termination of his or her employment on one or more of the grounds specified in Clause 7(e), the Grantee may exercise the Option up to his or her entitlement at the date of cessation of his or her employment within the period of 1 month following the date of cessation in whole or in part (to the extent not already exercised) which date shall be the last actual working day with the Company or the relevant Subsidiary or the relevant Invested Entity whether salary is paid in lieu of notice or not, or such longer period following the date of cessation as the Board may determine;

(b)	in the event that the Grantee ceases to be a Participant by reason of death (provided that none of the events which would be a ground for termination of his or her employment under Clause 7(e) arises prior to his or her death), the legal personal representative(s) of this Grantee shall be entitled within a period of twelve (12) months from the date of death (or such longer period as the Board may determine) to exercise the Option in full (to the extent not already exercised);

(c)	in the event of a general offer, whether by way of take-over offer or share re-purchase offer, or scheme of arrangement or otherwise in like manner is made to all the holders of Shares, or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror, the Company shall use its best endeavours to procure that such offer is extended to all the Grantees on the same terms, mutatis mutandis, and assuming that they will become, by the exercise in full of the Options granted to them, shareholders of the Company. If such offer, having been approved in accordance with applicable laws and regulatory requirements becomes, or is declared unconditional, the Grantee (or his or her legal personal representative(s)) shall be entitled to exercise the Option in full (to the extent not already exercised) at any time within 14 days after the date on which such general offer becomes or is declared unconditional;

(d)	in the event of an effective resolution being passed for the voluntarily winding-up of the Company or an order of the court is made for the winding-up of the Company, the Grantee (or his or her legal personal representative(s)) may by notice in writing to the Company within 21 days after the date of such resolution elect to be treated as if the Option (to the extent not already exercised) had been exercised immediately before the passing of such resolution either to its full extent or to the extent specified in the notice, such notice to be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given, whereupon the Grantee will be entitled to receive out of the assets available in the liquidation pari passu with the holders of Shares such sum as would have been received in respect of the Shares the subject of such election; and

(e)	if a compromise or arrangement between the Company and its members or creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Company shall give notice thereof to all Grantees (together with a notice of the existence of the provisions of this Clause) on the same date as it dispatches to each member or creditor of the Company a notice summoning the meeting to consider such a compromise or arrangement, and thereupon each Grantee (or where permitted under Clause 6.03(b) his legal personal representative(s)) shall be entitled to exercise all or any of his Options in whole or in part at any time prior to 12 noon on the day immediately preceding the date of the meeting directed to be convened by the Court for the purposes of considering such compromise or arrangement. With effect from the date of such meeting, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. Upon such compromise or arrangement becoming effective, all Options shall, to the extent that they have not been exercised, lapse and terminate. The Directors shall endeavour to procure that the Shares issued as a result of the exercise of Options under this Clause 6.03(e) shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If for any reason such compromise or arrangement is not approved by the Court (whether upon the terms presented to the Court or upon any other terms as may be approved by such Court) the rights of Grantees to exercise their respective Options shall with effect from the date of the making of the order by the Court be restored in full and shall thereupon become exercisable (but subject to the other terms of the Scheme) as if such compromise or arrangement had not been proposed by the Company and no claim shall lie against the Company or any of its officers for any loss or damage sustained by any Grantee as a result of the aforesaid suspension.

6.04	There is no performance target that has to be achieved before the exercise of any Option except otherwise imposed by the Board pursuant to Clause 4.01 and stated in the offer of grant of an Option.

6.05	The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the bye-laws of the Company for the time being in force and will rank pari passu in all respects with the fully paid Shares in issue as from the day when the name of the Grantee is registered on the register of members of the Company and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date when the name of the Grantee is registered on the register of members of the Company other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date when the name of the Grantee is registered on the register of members of the Company, provided always that when the date of exercise of the Option falls on a day upon which the register of members of the Company is closed then the exercise of the Option shall become effective on the first Business Day in Hong Kong on which the register of members of the Company is re-opened. A Share allotted upon the exercise of an Option shall not carry any voting right until the completion of the registration of the Grantee as the holder thereof.

7. LAPSE OF OPTION

An Option shall lapse automatically (to the extent not already exercised) on the earliest of:-

(a)	the expiry of the Option Period;

(b)	the expiry of any of the periods referred to in Clause 6.03(a) or (b);

(c)	the date on which the offer (or as the case may be, revised offer) referred to in Clause 6.03(c) closes;

(d)	subject to Clause 6.03(d), the date of the commencement of the winding-up of the Company;

(e)	the date on which the Grantee ceases to be an Eligible Employee by reason of the termination of his or her employment on any one or more of the grounds that he or she has been guilty of misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his or her creditors generally, or has been convicted of any criminal offence involving his or her integrity or honesty or (if so determined by the Board) on any other ground on which an employer would be entitled to terminate his or her employment at common law or pursuant to any applicable laws or under the Grantee’s service contract with the Company or the relevant Subsidiary or the relevant Invested Entity. A resolution of the Board or the board of directors of the relevant Subsidiary or the board of directors of the relevant Invested Entity to the effect that employment of a Grantee has or has not been terminated on one or more of the grounds specified in this Clause 7(e) shall be conclusive and binding on the Grantee;

(f)	subject to Clause 6.03(e), the date when the proposed compromise or arrangement becomes effective; or

(g)	the date on which the Grantee commits a breach of Clause 6.01;

(h)	if the Directors at their absolute discretion determine that the Grantee (other than an Eligible Employee) or his or her Associate has committed any breach of any contract entered into between the Grantee or his or her Associate on the one part and the Group or any Invested Entity on the other part or that the Grantee has committed any act of bankruptcy or has become insolvent or is subject to any winding-up, liquidation or analogous proceedings or has made any arrangement or composition with his or her creditors generally, the Directors shall determine that the outstanding Options granted to the Grantee shall lapse. In such event, his or her Options will lapse automatically and will not in any event be exercisable on or after the date on which the Directors have so determined.

8. MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

8.01	(a)	The total number of Shares in respect of which Options may be granted under the Scheme and any other share option schemes of the Company shall not exceed 10 per cent. of the total number of Shares in issue on the Adoption Day unless the Company seeks the approval of the Shareholders in general meeting for refreshing the 10 per cent. limit under this Scheme provided that Options lapsed in accordance with the terms of this Scheme or any other share option schemes of the Company will not be counted for the purpose of calculating the 10 per cent. limit under this Clause 8.01(a).

(b)	The Company may seek approval of the Shareholders in general meeting for refreshing the 10 per cent. such that the total number of Shares in respect of which Options may be granted under the Scheme and any other share option schemes of the Company as “refreshed” shall not exceed 10 per cent. of the total number of Shares in issue as at the date of the approval of the Shareholders provided that Options previously granted under this Scheme or any other share option schemes of the Company (including Options outstanding, cancelled, lapsed or exercised in accordance with the terms of this Scheme or any other share option scheme of the Company) will not be counted for the purpose of calculating the limited as “refreshed”. For the purpose of seeking the approval of Shareholders under this Clause 8.01(b), a circular containing the information as required under the Listing Rules must be sent to the Shareholders.

(c)	The Company may seek separate approval by the Shareholders in general meeting for granting options beyond the 10 per cent. limit set out in Clause 8.01(b) provided that the Grantee(s) of such Option(s) must be specifically identified by the Company before such approval is sought. For the purpose of seeking the approval of the

Shareholders under this Clause 8.01(c), the Company must send a circular to the Shareholders containing a generic description of the specified Grantees who may be granted such Options, the number and terms of the Options to be granted, the purpose of granting such Options to the Grantees with an explanation as to how the terms of Options serve such purpose and the information as required under the Listing Rules.

(d)	Notwithstanding anything to the contrary herein, the maximum number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under this Scheme and any other share option scheme of the Company must not exceed 30 per cent. of the total number of Shares in issue from time to time. No Options may be granted under this Scheme or any other share option scheme of the Company (or any Subsidiary) if this will result in the limit set out in this Clause 8.01(d) being exceeded.

8.02	(a)	Subject to Clause 8.02(b), no Participant shall be granted an Option if exercise in full, would result in the total number of Shares already issued under all the Options granted to it or him or her which have been exercised and issuable under all the Options granted to it or him or her which are for the time being subsisting and unexercised in any 12-month period would exceed 1 per cent. of the total number of Shares in issue.

(b)	Where any further grant of Options to a Participant, if exercised in full, would result in the total number of Shares already issued under all the Options granted to it or him or her which have been exercised and issuable under all the Options granted to it or him or her which are for the time being subsisting and unexercised in any 12-month period exceed 1 per cent. of the total number of Shares in issue, such further grant must be separately approved by the Shareholders in general meeting with the Participant and his Associates abstaining from voting. The Company must send a circular to the Shareholders and the circular must disclose the identity of the Participant, the number and terms of the Options to be granted and Options previously granted to such Participant and the information as required under the Listing Rules. The number and terms (including the Subscription Price) of the Options to be granted to such Participant must be fixed before Shareholders’ approval and the date of the meeting of the Board for proposing such further grant of Option should be taken as the date of grant for the purpose of calculating the Subscription Price.

8.03	Subject to Clauses 8.01 and 8.02, the number of Shares subject to Options and to the Scheme may be adjusted, in such manner as the Company’s independent financial adviser or Auditors (acting as experts and not as arbitrators) shall certify in writing to the Board to be in their opinion fair and reasonable, in the event of any alteration in the capital structure of the Company whether by way of capitalisation of profits or reserves, rights issue or other similar offer of securities to holders of Shares, consolidation, subdivision or reduction or similar reorganisation of the share capital of the Company provided that no such adjustment shall be made in the event of an issue of Shares as consideration in respect of a transaction to which the Company is a party.

9. REORGANISATION OF CAPITAL STRUCTURE

In the event of any alteration in the capital structure of the Company whilst any Option remains exercisable, whether by way of capitalisation of profits or reserves, rights issue or other similar offer of securities to holders of Shares, consolidation, subdivision or reduction or similar reorganisation of the share capital of the Company (other than an issue of Shares as consideration in respect of a transaction to which the Company is a party), such corresponding alterations (if any) shall be made in:

(a)	the number of Shares subject to the Option so far as unexercised; and/or

(b)	the Subscription Price; and/or

(c)	the method of exercise of the Option; and/or

(d)	the maximum number of Shares referred to in Clauses 8.01 and 8.02,

as the Company’s independent financial adviser or Auditors shall certify in writing to the Board to be in their opinion fair and reasonable, provided that any alteration shall be made on the basis that the proportion of the issued share capital of the Company to which a Grantee is entitled after such alteration shall remain the same as that to which he was entitled before such alteration and that the aggregate Subscription Price payable by a Grantee on the full exercise of any Option shall remain as nearly as possible the same (but shall not be greater than) as it was before such event, but so that no such alteration shall be made the effect of which would be to enable any Share to be issued at less than its nominal value and no such adjustment will be required in circumstances where there is an issue of Shares or other securities of the Group as consideration in a transaction.

In addition, in respect of any such alteration as provided in this Clause 9, other than any made on a capitalisation issue, the Company’s independent financial adviser or the Auditors must confirm in writing to the directors of the Company that the alteration satisfies the requirements of the relevant provision of the Listing Rules.

The capacity of the Company’s independent financial adviser or the Auditors in this Clause 9 is that of experts and not of arbitrators and their certification shall be final and binding on the Company and the Grantees.

The costs of the Company’s independent financial advisers or the Auditors shall be borne by the Company.

10. SHARE CAPITAL

The exercise of any Option shall be subject to the shareholders of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

11. DISPUTES

Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price, or otherwise) shall be referred to the decision of the Company’s independent financial advisers or the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.

12. ALTERATION OF THE SCHEME

12.01	The Scheme may be altered in any respect by resolution of the Board except that:

(a)	any changes to the definitions of Participant and Grantee and Option Period in Clause 1.01;

(b)	any changes to the provisions of Clauses 3, 4, 5, 6, 7, 8, 9, this Clause 12, Clauses 13 and 14;

(c)	any alteration to the terms and conditions of this Scheme which are of a material nature;

(d)	any change to the terms of the Options granted;

(e)	any change to the authority of the Board in relation to any alteration to the terms of this Scheme,

must be approved by a resolution by the Shareholders in general meeting, except where such alterations take effect automatically under the existing terms of the Scheme, provided that the amended terms of the Scheme or the Options shall still comply with the requirements of Chapter 17 of the Listing Rules and that no such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration except with the consent or sanction in writing of such number of Grantees as shall together hold Options in respect of not less than three-fourths in nominal value of all Shares then subject to Options granted under the Scheme and provided further that any alterations to the terms and conditions of the Scheme which are of a material nature shall first be approved by the HKSE.

12.02	The Company must provide to all Grantees all details relating to changes in the terms of the Scheme during the life of the Scheme immediately upon such changes taking effect.

13. TERMINATION

The Company, by resolution in general meeting, or the Board may at any time terminate the operation of the Scheme and in such event no further Option will be offered but the provisions of the Scheme shall remain in full force and effect to the extent necessary to give effect to the exercise of the Options (to the extent not already exercised) granted prior to the termination or otherwise as may be required in accordance with the provision of the Scheme. Options (to the extent not already exercised) granted prior to such termination shall continue to be valid and exercisable in accordance with the Scheme.

14. CANCELLATION OF OPTIONS

14.01	Any cancellation of Options granted but not exercised shall require approval of the Board and the Shareholders in general meeting with the relevant Grantees and their Associates abstaining from voting.

14.02	Any vote taken at the meeting to approve such cancellation must be taken by poll. Cancelled Options may be re-issued after such cancellation has been approved, provided that re-issued Options shall only be granted in compliance with the terms of the Scheme.

14.03	Where the Company cancels Options and issues new ones to the same Grantee, the issue of such new Options may only be made under a scheme with available unissued Options (excluding the cancelled Options) within the limit approved by Shareholders as mentioned in Clause 8.01(a).

14.04	For the avoidance of doubt, Options which have been exercised shall not be included as cancelled Options.

15. MISCELLANEOUS

15.01	The Company shall bear the costs of establishing and administering the Scheme.

15.02	The Company shall provide a summary of the terms of the Scheme to all Grantees upon their joining the Scheme and a copy of the rules of the Scheme to any Grantee who requests such a copy.

15.03	A Grantee shall be entitled to receive copies of all notices and other documents sent by the Company to holders of Shares.

15.04	Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong at Suites 2303-2306, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong or as otherwise notified to the Grantees from time to time and, in the case of the Grantee, his or her residential address in Hong Kong as notified to the Company from time to time.

15.05	Any notice or other communication served by post:

(a)	by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

(b)	by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

15.06	The Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of its or his or her participation in the Scheme.

15.07	By accepting an Option, a Grantee shall be deemed irrevocably to have accepted the grant of Option subject to the provisions of this Scheme and to have waived any entitlement, by way of compensation for loss of office or otherwise howsoever, to any sum or other benefit to compensate it or him for loss of any rights under the Scheme.

15.07	The Scheme and all Options granted hereunder shall be governed by and construed in accordance with Hong Kong laws.